ICO, Inc. Announces the Election of
Phillip D. Ashkettle to its Board of
Directors and the Resignation of
Charles T. McCord, III as a Director

HOUSTON, TEXAS, May 8, 2008 – ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and plastic film concentrates, today announced that the Board of Directors elected Phillip D. Ashkettle to the Board of Directors effective May 8, 2008 for a term that will expire at the Company’s 2010 annual meeting of shareholders.  The Company also announced that Charles T. McCord, III tendered his resignation as a Director effective as of May 8, 2008.

Mr. Ashkettle has more than 40 years experience in the plastics and chemical industries, where he has held positions in operations, business development and management. Mr. Ashkettle was previously the Chairman and Chief Executive Officer of M.A. Hanna (now part of Polyone Corporation), from June 1999 to August 2000.  Prior to his employment with M.A. Hanna, Mr. Ashkettle served as the President and Chief Executive Officer of Reichhold Chemicals, Inc. (now known as Reichold, Inc.), from 1993 to 1999. Mr. Ashkettle also held a number of management and senior management positions with Ashland Chemical (now known as Ashland Inc.) and its General Polymers division, from 1983 to 1993.  Mr. Ashkettle began his career with positions at Owens Corning and Union Camp Corporation (now known as International Paper Company).

Mr. Ashkettle presently serves on the advisory boards of Falls River Group LLC, an investment banking firm; Polyflow Corporation, a technology development company focused on recycling consumer plastics; and Brecourt Capital Partners LLC, an investment fund.

Gregory T. Barmore, Chairman of the Company’s Board of Directors, said, “We are very pleased with the addition of Mr. Ashkettle to our Board of Directors.  With his knowledge and depth of experience in the polymer and chemical industry, we believe he will make a very valuable contribution to our Board of Directors, and we look forward to working with him.”

Due to increasing time constraints in his other business interests, Mr. McCord has tendered his resignation from the Board of Directors.  He has served as a Director of the Company for over seven years, having been first elected to the Board of Directors in April 2001.  The Company’s President and Chief Executive Officer, Mr. A. John Knapp, Jr., stated, “We have greatly appreciated Mr. McCord’s thoughtful leadership and steadfast manner over the past seven years, and we wish him all the best in his future endeavors.”

About ICO, Inc.

With 19 locations in 10 countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry.  Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.   Contact:  CFO – Brad Leuschner at 713-351-4100.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of resins (polymers) and other raw materials, demand for the Company's services and products, business cycles and other industry conditions, international risks, operational risks, currency translation risks, the Company’s lack of asset diversification, the Company’s ability to manage global inventory, develop technology and proprietary know-how, and attract and retain key personnel, as well as other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2007 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.